UNITED STATES
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NORTEK, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Stockholder:
Institutional Shareholder Services (ISS) has recently issued its report with voting recommendations for matters to be considered at our 2012 Annual Meeting of Stockholders. On most of the items covered in its report, ISS supports the Nortek Board of Director's recommendations.
Unfortunately, in the same report, ISS recommends that you withhold your vote for the re-election of director Daniel C. Lukas. In the report, ISS singles out Mr. Lukas as the lone member of the Compensation Committee up for re-election this year due to the terms of the separation agreement entered into with our former Chairman, President and Chief Executive Officer, Richard L. Bready, in conjunction with his retirement from the company in July 2011. ISS highlights for concern a number of provisions from the separation agreement, including the severance for Mr. Bready, a payment in lieu of lifetime health and medical coverage, a tax gross-up for this payment and a payment in lieu of continuation of perquisites. However, the concerns of ISS with respect to Mr. Lukas are misplaced, as the core of the terms of the separation agreement it raises as problematic were required or provided because of existing rights of Mr. Bready under his employment agreement entered into in August 2004 and amended in December 2009.
ISS also references Nortek's negative total shareholder return (TSR) performance for FY 2011 as additional context for its recommendation. However, the report also discloses that our TSR significantly outperformed the median of our Global Industrial Classification System (GICS) code peers (Capital Goods). Yet, our performance relative to our peer group was not considered in ISS's assessment.
For the reasons we describe below, we strongly disagree with ISS's recommendation and encourage you to vote “FOR” Mr. Lukas.
Why we strongly recommend a vote “FOR” director Lukas.

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The substantial majority of the value awarded to Mr. Bready upon his separation from the company resulted from contractual guarantees that were put in place before Mr. Lukas was appointed to serve on the Board in July 2010. Mr. Lukas was not a member of the Board or its Compensation Committee at the time Mr. Bready's original employment agreement was entered into in August 2004 or when it was amended in December 2009. On the basis of this fact alone, we feel that ISS's singling out of Mr. Lukas is inappropriate.

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There were other benefits that were not contractual and were further negotiated in consideration for certain new obligations of Mr. Bready. These benefits included the additional vesting of 50% of Mr. Bready's outstanding equity awards that would have vested in December 2011 (representing acceleration of options on 31,848 shares) and a higher lump sum payment than provided for in his employment agreement in lieu of lifetime health and medical coverage and a related tax gross-up (collectively, such higher lump sum payment and related tax gross-up was $1,063,066 greater than what he was entitled under his employment agreement). In consideration, Mr. Bready agreed to a number of provisions not contained in his employment agreement, including consulting and cooperation obligations for 18 months following his retirement date, as well as agreeing to a non-disparagement clause and granting the company a release of any claims. These terms were negotiated with our shareholders in mind, in order to ensure continuity of leadership as the company transitioned from its longtime CEO through the interim period in which J. David Smith acted as our CEO.

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We believe Mr. Lukas's performance as a director has been exceptional, and that he has added significant value to the company as a director. Since Mr. Lukas's appointment to our board in July 2010, he has demonstrated outstanding commitment and delivered sound expertise in matters relating to the growth of the Nortek portfolio and our business strategy. He has attended 100% of our in-person board meetings since joining the board; he has led numerous critical activities for our business in the past several years, including the strategically-important acquisition of Ergotron, and he was actively involved in the identification and selection of Mr. Bready's permanent successor, Michael J. Clarke, and led the negotiation of Mr. Clarke's employment terms; and his participation in our Board and Committee meetings has been thoughtful and his preparation for such meetings has been thorough. In addition, Mr. Lukas's experience with acquisitions and debt and equity investments, as well as his experience serving on the boards of public companies, allows him to bring valuable insight to the board.
We believe that ISS's negative view on his re-election is based on application of a formulaic standard rather than a full understanding and analysis of the facts of our situation.
In this case, we feel that Mr. Lukas's strong performance clearly weighs against ISS's recommendation.
Your vote is important to us. For all the reasons we describe above, we respectfully ask that you vote “FOR” Mr. Dan Lukas Board of Directors.